Exhibit 21.1

Subsidiaries of the Registrant

1.	Bank of Florida – Southwest

1185 Immokalee Road

Naples, Fl 34110

FEI # 59-3615345

Ownership = 100%

2.	Bank of Florida—Southeast

200 SW 1st Street, Ste 1700

Ft. Lauderdale, Fl 33301

FEI # 75-3001396

Ownership = 100%

3.	Bank of Florida Trust Company

1185 Immokalee Road

Naples, Fl 34110

FEI # 59-658784

Ownership = 100%

4.	Bank of Florida – Tampa Bay

777 So. Harbour Island Blvd., Ste 100

Tampa, Fl 33602

FEI # 59-658784

Ownership = 100%